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                   GUMBINER, SAVETT, FINKEL, FINGLESON & ROSE, INC.








                           CONSENT OF INDEPENDENT AUDITORS




As independent public accountants, we hereby consent to the incorporation of our report dated April 13, 1994, with respect to the combined statements of income and cash flows of TeleTech Telecommunications, Inc. and TeleTech Teleservices, Inc. for the eleven months ended December 31, 1993 in Amendment Number One to the Registration Statement on Form S-1 to be filed by TeleTech Holdings, Inc. with the Securities and Exchange Commission, and to all references to our firm included therein.


/s/ Gumbiner, Savett, Finkel, Fingleson & Rose, Inc.

GUMBINER, SAVETT, FINKEL, FINGLESON & ROSE, INC.
(Formerly Gumbiner, Savett, Friedman & Rose, Inc.)




Santa Monica, California
June 4, 1996